Exhibit 14 (2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into this Registration Statement on Form N-14 of our report dated October 31, 2020, relating to the financial statements and financial highlights, and Fidelity Emerging Europe, Middle East, Africa (EMEA) Fund (one of the funds constituting Fidelity Investment Trust) Annual Reports on form N-CSR for the years ended October 31, 2020. We also consent to the references to us under the headings “Experts” and “Additional Information About the Funds” in the Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
December 28, 2020